Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “ASPIRIANT DEFENSIVE ALLOCATION FUND”, FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF JULY, A.D. 2019, AT 3:16 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

7520581 8100	Authentication: 203245473
SR# 20196042999	Date: 07-18-19

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 03:16 PM 07/18/2019 FILED 03:16 PM 07/18/2019 SR 20196042999 - File Number 7520581

CERTIFICATE OF TRUST

ASPIRIANT DEFENSIVE ALLOCATION FUND

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

First:	The name of the trust is Aspiriant Defensive Allocation Fund (the "Trust").

Second:	The name and address of the Registered Agent in the State of Delaware is:

Cogency Global Inc.

850 New Burton Road

Suite 201

Dover, DE 19904

Third:	The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered management investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

Fourth:	The business of the Trust will be managed in accordance with the Trust's Declaration of Trust as such document may be amended from time to time.

Fifth:	This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust as of the 16th day of July 2019.

Robert J. Francais, Initial Trustee